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                                  EXHIBIT 99.1

    TRIPLE-S GROUP AGREES TO ACQUIRE GA LIFE ASSURANCE COMPANY OF PUERTO RICO

SAN JUAN, PUERTO RICO, December 19, 2005- Triple-S Management Corporation announced today the execution of several agreements, which would result in the acquisition of Great American Life Assurance Company of Puerto Rico (GA Life) from Great American Financial Resources, Inc., for $97.5 million.

"This transaction demonstrates our commitment to Puerto Rico when, as a Puerto Rican company, we acquire one of the leading life insurance companies on the island from a U.S. conglomerate," said Ramon Ruiz, President and Chief Executive Officer of Triple-S Management Corp., better known as Grupo Triple-S (Triple-S Group).

With the acquisition of GA Life, one of the premier companies in life insurance products for individual consumers in Puerto Rico, Triple-S Group becomes a leader in the life insurance market segment, both in terms of individual and group life insurance. The transaction solidifies Triple-S Group, as the leading insurance group in Puerto Rico.

GA Life has $300 million assets and more than 700 employees distributed in 20 offices throughout Puerto Rico. Its portfolio includes life insurance, cancer, annuities and funeral insurance products. "With the addition of GA Life, Grupo Triple-S offers insurance products for every stage and every situation one faces over a lifetime," said Ruiz.

"This acquisition is in line with our strategy to diversify our offerings in the insurance market. We want to offer consumers all insurance products and services under the same umbrella," said Ruiz, who instituted this strategic vision for the Group when he became president and chief executive officer in 2002.

GA Life will contribute to increase the Group's total assets by 30% to $1.2 billion. This acquisition will be financed through the issuance of debt.

This transaction requires the approval of the Office of the Insurance Commissioner.

Grupo Triple-S is comprised of six companies and 1,700 employees. The companies include Triple-S Management Corp., the Group's holding company; Triple-S, Inc. (health); Seguros de Vida Triple-S, Inc. (life); Seguros Triple-S, Inc. (property and casualty); Triple-C, Inc. (third party administrator of health services); Interactive Systems, Inc. (the company that provides technological support to the Group) and Signature Agency (the insurance agency that represents several companies and products).